Exhibit 5.2

December 14, 2018

AMC Entertainment Holdings, Inc.
One AMC Way

11500 Ash Street

Leawood, Kansas 66211

RE:                           Registration Statement Relating to the following:

(a)         $600,000,000 aggregate principal amount of 2.95% Convertible Senior Notes due 2024 (the “Convertible Notes”); and

(b)         34,285,680 shares of Common Stock, par value $0.01 (the “Common Stock”)

Ladies and Gentlemen:

In connection with the registration by AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”) of the Convertible Notes and the Common Stock under the Securities Act of 1933, as amended (the “Act”), on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on December 14, 2018 (the “Registration Statement”), you have requested our opinion set forth below with respect to the guarantee (the “Subsidiary Guarantee”) of the Convertible Notes by AMC Card Processing Services, Inc., an Arizona corporation (“AMCCPS”).

The Convertible Notes were issued by the Issuer pursuant to an Indenture dated as of September 14, 2018 (the “Indenture”), by and among the Issuer, U.S. Bank National Association, as trustee (the “Trustee”), and AMCCPS and other guarantors.

The Subsidiary Guarantee of the Convertible Notes is evidenced by the Indenture.

In our capacity as your Arizona local counsel, we have examined the Indenture, which provides for, among other things, the Subsidiary Guarantee.

We have also reviewed the following documents relating to AMCCPS:

(i)                                     Certificate of Good Standing of AMCCPS, dated December 11, 2018, issued by the Arizona Corporation Commission (the “Good Standing Certificate”);

AMC Entertainment Inc.

December 14, 2018

(ii)                                  Articles of Incorporation of AMCCPS, filed with the Arizona Corporation Commission on October 27, 2004, together with Articles of Merger, filed with the Arizona Corporation Commission on March 29, 2005, all as certified by separate certifications, each dated as of December 10, 2018, from the Arizona Corporation Commission;

(iii)                               Bylaws of AMCCPS, as adopted on October 27, 2004;

(iv)                              Resolutions for AMCCPS, adopted pursuant to an Omnibus Unanimous Written Consent of the Approving Parties of the Companies, dated September 14, 2018;

(v)                                 Backup Officer’s Certificate from the Secretary of Issuer, dated as of December 14, 2018, certifying the continuing accuracy of items (ii) through (iv) listed above; and

(vi)                              Certificate of Delivery, dated as of December 14, 2018, executed by AMCCPS (the “Certificate of Delivery”).

We also have reviewed such other documents and related matters of law as we have deemed necessary in order to enable us to render the opinions set forth herein.

Subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.                                      AMCCPS is a corporation validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the State of Arizona.

2.                                      The execution and delivery by AMCCPS of the Indenture, and the performance by AMCCPS of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of AMCCPS.

3.                                      Based upon the Certificate of Delivery, the Indenture, including the Subsidiary Guarantee provided for therein, has been duly executed and delivered by AMCCPS.

In rendering the foregoing opinions, we have assumed, without inquiry:  (a) the genuineness of all signatures (including without limitation those of AMCCPS), the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as drafts or copies; and (b) the legal capacity of all natural persons executing any documents.  Further, as to factual matters, we have relied upon the certificates provided to us by AMCCPS and governmental authorities.

This opinion is limited to the matters expressly stated herein and no other opinions are implied by, or are to be inferred from, this letter.  Without limiting the prior sentence, we express no opinion (i) with respect to the Convertible Notes, the Common Stock or the Registration Statement, or any amendments thereof, (ii) as to the enforceability of any agreements, including

AMC Entertainment Inc.

December 14, 2018

the Convertible Notes and the Indenture, or (iii) as to the adequacy of any consideration received by AMCCPS.

The opinions herein are limited to the laws of the State of Arizona; we express no opinion with respect to any matters which may be governed by federal laws or the laws of any other state or jurisdiction.

We consent to your filing this opinion as an exhibit to the Registration Statement, as amended, and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP